Exhibit 99.1

Salarius Pharmaceuticals Announces Closing of Strategic Merger

with Flex Pharma

To Begin Trading on Nasdaq Capital Market Today Under Ticker Symbol “SLRX”

Houston, TX – July 22, 2019 – Salarius Pharmaceuticals, Inc. (Nasdaq: SLRX), a clinical-stage oncology company targeting the epigenetic causes of cancers, today announced that Salarius Pharmaceuticals, LLC, has closed its merger with Flex Pharma, Inc.’s wholly owned subsidiary on July 19, 2019. Flex Pharma, Inc. has been renamed and will operate as Salarius Pharmaceuticals, Inc. The newly combined company will focus on the continued development of Salarius’ clinical pipeline, which targets rare, orphan cancers for which no approved targeted treatments are currently available and cancers with a high unmet need. The company will be led by Salarius’ current management team under the leadership of President and CEO, David Arthur. Former Flex Pharma President and CEO, William McVicar, Ph.D., will join Salarius’ Board of Directors. The company’s common stock will trade on the Nasdaq Capital Market under the new ticker symbol “SLRX” beginning on July 22, 2019 and will reflect the previously announced 25:1 reverse stock split that occurred effective as of the close of business on July 19, 2019.

David Arthur, President and CEO of Salarius Pharmaceuticals, stated, “We believe this strategic merger and Nasdaq listing establishes a foundation for future growth. The enhanced visibility and exposure to institutional investors will allow Salarius to showcase the potential of our lead asset, Seclidemstat, and showcase our clinical pipeline. We look forward to sharing important updates with our investors as we advance our clinical programs.”

Salarius’ lead compound, Seclidemstat, targets the epigenetic dysregulation underlying Ewing sarcoma, a devastating pediatric, adolescent, and young adult bone and soft-tissue cancer for which no approved targeted therapies are currently available. Seclidemstat is a differentiated, reversible inhibitor of lysine-specific demethylase 1, or LSD1, which is a widely studied epigenetic enzyme and a validated drug target for clinical development. Salarius is currently enrolling refractory or relapsed Ewing sarcoma patients in an open-label Phase 1 dose escalation/dose expansion study, with potential early cohort data readouts in 2020. Salarius is also conducting a Phase 1 clinical study of Seclidemstat in patients with advanced solid tumors including, but not limited to, prostate, breast, and ovarian cancers.

Healthios Capital Markets served as financial advisor in the transaction to Salarius Pharmaceuticals and Flex Pharma’s strategic advisor was Wedbush PacGrow. Pillsbury Winthrop Shaw Pittman LLP is serving as legal counsel to Salarius Pharmaceuticals and Dentons is serving as legal counsel to Flex Pharma.

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About Salarius Pharmaceuticals

Salarius Pharmaceuticals, LLC is a clinical-stage oncology company targeting the epigenetic causes of cancers and is developing treatments for patients that need them the most. The company’s lead candidate, Seclidemstat, is currently in clinical development for treating Ewing sarcoma, for which it has Orphan Drug Designation and Rare Pediatric Disease Designation by the U.S. Food and Drug Administration. Salarius believes that Seclidemstat is one of only two reversible inhibitors of the epigenetic modulator LSD1 currently in human trials, and that it could have potential for improved safety and efficacy compared to other LSD1-targeted therapies. Salarius is also developing Seclidemstat for a number of cancers with high unmet medical need, with an ongoing clinical study in advanced solid tumors including, but not limited to, prostate, breast and ovarian cancers. Salarius receives financial support from the National Pediatric Cancer Foundation to advance the Ewing sarcoma clinical program and is also the recipient of an $18.7M Product Development Award from the Cancer Prevention and Research Institute of Texas (CPRIT). For more information, please visit salariuspharma.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to: the anticipated focus of the combined company on the continued development of Salarius’ clinical pipeline; Salarius’ listing on the Nasdaq Capital Market; its belief as to the potential impact of the merger and Nasdaq listing, including establishing a foundation for future growth, providing enhanced visibility and exposure to institutional investors, and enabling Salarius to showcase the potential of Seclidemstat and Salarius’ clinical pipeline; the potential for Seclidemstat to target the epigenetic dysregulation underlying Ewing sarcoma and advanced solid tumors including, but not limited to, prostate, breast, and ovarian cancers; the ownership and management structure of the combined company; expected timing and results of clinical studies; the nature, strategy and focus of the company; and the development and commercial potential of any product candidates of the company. Salarius may not actually achieve the plans, carry out the intentions or meet the expectations or objectives disclosed in the forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and performance to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the ability of the company to raise additional capital to meet the company’s business operational needs and to achieve its business objectives and strategy; the company’s ability to project future capital needs and cash utilization; future clinical trial results; that the results of studies and clinical trials may not be predictive of future clinical trial results; the sufficiency of Salarius’ intellectual property protection; risks related to the drug development and the regulatory approval process; and the competitive landscape and other industry-related risks. Salarius disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Contacts

Investor Relations

LifeSci Advisors, LLC

Jeremy Feffer

Managing Director

(212) 915-2568

jeremy@lifesciadvisors.com

Media Relations:

Tiberend Strategic Advisors, Inc.

Johanna Bennett

Senior Vice President

(212) 375-2686

jbennett@tiberend.com